Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Second-Quarter 2026 Financial Results

HERSHEY, Pa., July 30, 2026 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the second quarter ended June 28, 2026 and updated its 2026 sales and earnings outlook.

“We delivered a strong first half, with reported net sales up 8.7%, organic net sales up 5.8% and meaningful earnings recovery. We enter the second half with momentum, compelling growth plans, and increased investment behind our brands, merchandising, and innovation. With cost visibility and operating flexibility, we are well positioned to navigate dynamic markets and deliver on our full-year financial commitments,” said Kirk Tanner, The Hershey Company President and Chief Executive Officer.

Second-Quarter 2026 Financial Results Summary1
•Consolidated net sales of $2,787.3 million, an increase of 6.6%.
•Organic, constant currency net sales increased 3.6%.
•Reported net income of $457.7 million, or $2.26 per share-diluted, an increase of 629.0%.
•Adjusted earnings per share-diluted of $1.90, an increase of 57.0%.

Six Months Ended 2026 Financial Results Summary2
•Consolidated net sales of $5,891.5 million, an increase of 8.7%.
•Organic, constant currency net sales increased 5.8%.
•Reported net income of $892.8 million, or $4.39 per share-diluted, an increase of 211.3%.
•Adjusted earnings per share-diluted of $4.25, an increase of 28.4%.

1 All comparisons for the second quarter of 2026 are with respect to the second quarter ended June 29, 2025
2 All comparisons for the six months ended 2026 are with respect to the six months ended June 29, 2025

2026 Full-Year Financial Outlook
The Company is narrowing its net sales growth, organic net sales growth, reported earnings per share and adjusted earnings per share outlook for the year. This outlook does not include potential future tariff rebates.

2026 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth*	4% to 5%	4.5% to 5%
Organic net sales growth	2.5% to 3.5%	3% to 3.5%
Reported earnings per share growth	79% to 89%	82% to 89%
Adjusted earnings per share growth	30% to 35%	32.5% to 35%
*Reflects an approximately 150 basis point benefit from the 2025 acquisition of LesserEvil

The Company also expects:
•A reported and adjusted effective tax rate in the range of approximately 25% to 27%;
•Other expense, which primarily reflects periodic benefit costs relating to pension and other post-retirement benefit plans, of approximately $10 million;
•Interest expense of approximately $200 million to $210 million;
•Capital expenditures in the range of approximately $425 million to $475 million; and
•Advancing Agility & Automation Initiative savings of approximately $100 million.

Below is a reconciliation of current projected 2026 and full-year 2025 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2026 (Projected)	2025
Reported EPS – Diluted	$7.89 - $8.17	$4.34
Derivative Mark-to-Market Losses	—	$2.08
Business Realignment Activities	0.30 - 0.35	$0.29
Acquisition and Integration-Related Activities	0.18 - 0.25	$0.20
Long-Lived Asset Impairment Charges	—	$0.03
Tax Effect of All Adjustments Reflected Above	$(0.13)	$(0.63)
Adjusted EPS – Diluted	$8.36 - $8.52	$6.31

Adjusted 2026 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Second-Quarter 2026 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic, constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended June 28, 2026
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	4.2%	—%	4.2%	—%	4.2%	14%	(10)%

North America Salty Snacks	22.9%	—%	22.9%	22.3%	0.6%	(3)%	4%

International	5.7%	3.6%	2.1%	—%	2.1%	10%	(8)%

Total Company	6.6%	0.3%	6.3%	2.7%	3.6%	12%	(8)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

	Six Months Ended June 28, 2026
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	6.3%	0.1%	6.2%	—%	6.2%	13%	(7)%

North America Salty Snacks	24.4%	—%	24.4%	21.4%	3.0%	(1)%	4%

International	11.1%	5.3%	5.8%	—%	5.8%	11%	(5)%

Total Company	8.7%	0.6%	8.1%	2.3%	5.8%	11%	(5)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.
The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Second-Quarter 2026 Consolidated Results
Consolidated net sales increased 6.6% to $2,787.3 million in the second quarter of 2026. Organic, constant currency net sales increased 3.6%, driven by net price realization of approximately 12 points. Volume declined approximately 8 points primarily reflecting elasticity impacts in North America Confectionery and International, partially offset by growth in North America Salty Snacks. The impact of the LesserEvil acquisition was a 2.7 point benefit, while the foreign exchange benefit was 0.3 points in the second quarter.

Reported gross margin was 45.3% in the second quarter of 2026, compared to 30.5% in the second quarter of 2025, an increase of 1,480 basis points. The reported gross margin increase was driven by net price realization, derivative mark-to-market gains, lower net commodity costs, and productivity program savings, which more than offset higher logistic expenses and unfavorable mix. Adjusted gross margin was 41.6% in the second quarter of 2026, an increase of 350 basis points compared to the second quarter of 2025, driven by net price realization, lower net commodity costs, and productivity program savings, which more than offset higher logistic expenses and unfavorable mix.

Selling, marketing and administrative expenses increased 2.9% in the second quarter of 2026 versus the second quarter of 2025. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 6.0% versus the second quarter of 2025, driven by higher capability and technology investments, partially offset by lower incentive compensation. Advertising and related consumer marketing expenses decreased 3.3% in the second quarter of 2026 versus the same period last year, primarily due to efficiencies and timing of non-working media investment in North America Confectionery.

Second quarter 2026 reported operating profit was $642.6 million, an increase of 233.3% versus the second quarter of 2025, resulting in a reported operating profit margin of 23.1%, an increase of 1,570 basis points versus the prior year period. Adjusted operating profit of $563.5 million increased 37.3% versus the second quarter of 2025. Adjusted operating profit margin of 20.2% increased 450 basis points versus the second quarter of 2025. The reported operating profit margin increase reflects favorable derivative mark-to-market gains. Reported and adjusted operating profit margin increases reflect net price realization, lower net commodity costs, and productivity program savings which more than offset higher logistic expenses and capability and technology investments.

The reported effective tax rate in the second quarter of 2026 was 22.2%, a decrease of 3,570 basis points versus the second quarter of 2025. The reported effective tax rate decrease was driven by the impact of commodity hedges on foreign rate differentials and a one-time increase in tax reserves in the prior year period. The adjusted effective tax rate was 24.2%, a decrease of 860 basis points versus the second quarter of 2025. The adjusted effective tax rate for the second quarter of 2026 reflects a one-time increase in tax reserves in the prior year period.

The Company’s second-quarter 2026 results, as prepared in accordance with GAAP, included items negatively impacting comparability of $79.1 million, or $0.36 per share-diluted. For the second quarter of 2025, items positively impacting comparability totaled $217.7 million, or $0.90 per share-diluted.

The following table presents a summary of items impacting comparability in each of the second quarter and six-months ended 2026 and 2025 periods (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

Derivative Mark-to-Market (Gains) Losses	$(102.9)	$200.7	$(0.52)	$0.98
Business Realignment Activities	8.4	15.1	0.04	0.07
Acquisition and Integration-Related Activities	15.4	1.9	0.08	0.01
Tax Effect of All Adjustments Reflected Above	—	—	0.04	(0.16)
	$(79.1)	$217.7	$(0.36)	$0.90
Totals may not compute directly as shown due to rounding of amounts presented above.

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Six Months Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

Derivative Mark-to-Market (Gains) Losses	$(72.7)	$412.2	$(0.37)	$2.04
Business Realignment Activities	21.7	41.0	0.11	0.20
Acquisition and Integration-Related Activities	17.7	3.5	0.09	0.02
Tax Effect of All Adjustments Reflected Above	—	—	0.03	(0.36)
	$(33.3)	$456.6	$(0.14)	$1.90
Totals may not compute directly as shown due to rounding of amounts presented above.

The following are comments about segment performance for the second quarter of 2026 versus the prior year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,173.6 million in the second quarter of 2026, an increase of 4.2% versus the same period last year. Organic, constant currency net sales increased 4.2%, driven by approximately 14 points of net price realization. Volume declined approximately 10 points reflecting price elasticity and normal quarter-to-quarter shipment variability, partially offset by retailer inventory replenishment.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12-week period ended July 19, 20263 in the multi-outlet plus convenience store channels (MULO+ w/ Convenience) increased 3.7%. For this period, Hershey’s CMG share declined compared to the prior year due to increased competitive innovation.

The North America Confectionery segment reported segment income of $705.8 million in the second quarter of 2026, an increase of 40.1% versus the prior year period, resulting in a segment margin of 32.5% in the quarter, an increase of 830 basis points. The segment income and segment margin increases were driven by net price realization, lower net commodity costs, and supply chain productivity and transformation program savings, partially offset by higher logistic expenses.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $387.8 million in the second quarter of 2026, an increase of 22.9% versus the same period last year. The acquisition of LesserEvil contributed approximately 22 percentage points to segment growth in the second quarter of 2026. Organic, constant currency net sales increased 0.6%. Volume increased approximately 4 points, below expectations, as strong innovation and velocity gains were partly offset by execution challenges on multipacks and Dot’s pretzels. Net price realization was an approximate 3 point headwind due to higher trade investment behind new item launches.

Hershey’s U.S. salty snacks retail takeaway for the 12-week period ended June 28, 2026 in MULO+ w/ Convenience, excluding LesserEvil, increased 6.5% versus the prior year period. This led to further gains in salty snack market share. Organic, constant currency net sales trailed retail takeaway due to supply limitations and the planned reduction of sales to private label customers.

North America Salty Snacks segment income was $62.6 million in the second quarter of 2026, a decrease of 5.9% versus the second quarter of 2025, driven by higher logistic costs, lower net price realization, increased consumer marketing investments, and unfavorable mix, which more than offset benefits from supply chain productivity and higher volume. This resulted in a segment margin of 16.1%, a decrease of 500 basis points versus the prior year period.

International
Second quarter 2026 net sales for Hershey’s International segment increased 5.7% versus the same period last year to $225.9 million. Organic, constant currency net sales increased 2.1%. Price realization was approximately 10 points, driven by strategic pricing actions across key markets. Volume decreased approximately 8%, reflecting the impact of price elasticity and the depletion of inventory shipped in the first quarter of 2026 to mitigate geopolitical risk, partially offset by stronger-than-planned demand in Brazil and the UK.
3 The 12-week period ending July 19, 2026 excludes the impact of the Easter shift.

International segment loss was $5.1 million in the second quarter of 2026, a decrease of $24.9 million versus the prior year period driven by increased raw material and manufacturing costs and higher advertising investment, partially offset by net price realization and supply chain productivity and transformation program savings. This resulted in a segment margin of (2.3)%, a decrease of 1,160 basis points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the second quarter of 2026 was $199.7 million, an increase of $20.1 million, or 11.2%, versus the same period of 2025. The year-over-year increase was primarily driven by continued investments in capabilities and technology which more than offset reduced incentive compensation.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its second-quarter 2026 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the second quarter of 2026, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Six Months Ended
In thousands except per share data	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Reported gross profit	$1,263,308	$796,273	$2,486,039	$1,740,540
Derivative mark-to-market (gains) losses	(102,907)	200,727	(72,723)	412,181
Non-GAAP gross profit	$1,160,401	$997,000	$2,413,316	$2,152,721

Reported operating profit	$642,641	$192,811	$1,283,334	$562,032
Derivative mark-to-market losses	(102,907)	200,727	(72,723)	412,181
Business realignment activities	8,362	15,139	21,718	40,992
Acquisition and integration-related activities	15,419	1,880	17,680	3,465
Non-GAAP operating profit	$563,515	$410,557	$1,250,009	$1,018,670

Reported provision for income taxes	$130,615	$86,393	$288,205	$185,844
Derivative mark-to-market (gains) losses*	(13,230)	29,754	(15,047)	60,885
Business realignment activities*	2,135	3,808	5,443	9,986
Acquisition and integration-related activities*	3,746	448	4,295	826
Non-GAAP provision for income taxes	$123,266	$120,403	$282,896	$257,541

Reported net income	$457,665	$62,719	$892,770	$286,922
Derivative mark-to-market (gains) losses	(89,677)	170,974	(57,677)	351,297
Business realignment activities	6,227	11,330	16,276	31,005
Acquisition and integration-related activities	11,673	1,432	13,385	2,639
Non-GAAP net income	$385,888	$246,455	$864,754	$671,863

Reported EPS - Diluted	$2.26	$0.31	$4.39	$1.41
Derivative mark-to-market (gains) losses	(0.52)	0.98	(0.37)	2.04
Business realignment activities	0.04	0.07	0.11	0.20
Acquisition and integration-related activities	0.08	0.01	0.09	0.02
Tax effect of all adjustments reflected above**	0.04	(0.16)	0.03	(0.36)
Non-GAAP EPS - Diluted	$1.90	$1.21	$4.25	$3.31
* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
As reported gross margin	45.3%	30.5%	42.2%	32.1%
Non-GAAP gross margin (1)	41.6%	38.1%	41.0%	39.7%

As reported operating profit margin	23.1%	7.4%	21.8%	10.4%
Non-GAAP operating profit margin (2)	20.2%	15.7%	21.2%	18.8%

As reported effective tax rate	22.2%	57.9%	24.4%	39.3%
Non-GAAP effective tax rate (3)	24.2%	32.8%	24.7%	27.7%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the three- and six-months ended 2026 and 2025, business realignment charges related primarily to severance and employee benefit costs, as well as other third-party costs related to this program.

Acquisition and integration-related activities: During the three- and six-months ended 2026, we incurred costs related to the integration of the acquisition of LesserEvil, LLC into our North America Salty Snacks segment, as well as costs related to the integration of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment, including contingent consideration remeasurement adjustments. During the three- and six-months ended 2025, we incurred costs related to the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s effective tax rate for the period presented, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2026 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues, concerns or regulatory changes related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws, regulations and policies, including taxes and tariffs; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, evolving priorities of the U.S. administration, and other events beyond our control such as the impacts on the business arising from international conflicts and geopolitical tensions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended June 28, 2026 and June 29, 2025
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Six Months Ended
			June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

Net sales			$2,787,306	$2,614,718	$5,891,473	$5,420,137
Cost of sales			1,523,998	1,818,445	3,405,434	3,679,597
Gross profit			1,263,308	796,273	2,486,039	1,740,540

Selling, marketing and administrative expense			620,552	603,207	1,196,592	1,161,879
Business realignment costs			115	255	6,113	16,629

Operating profit			642,641	192,811	1,283,334	562,032
Interest expense, net			49,963	46,035	99,781	90,657
Other (income) expense, net			4,398	(2,336)	2,578	(1,391)

Income before income taxes			588,280	149,112	1,180,975	472,766
Provision for income taxes			130,615	86,393	288,205	185,844

Net income			$457,665	$62,719	$892,770	$286,922

Net income per share	- Basic	- Common	$2.32	$0.32	$4.52	$1.45
	- Diluted	- Common	$2.26	$0.31	$4.39	$1.41
	- Basic	- Class B	$2.11	$0.29	$4.10	$1.31

Shares outstanding	- Basic	- Common	147,573	148,247	148,001	148,175
	- Diluted	- Common	202,745	203,188	203,249	203,168
	- Basic	- Class B	54,614	54,614	54,614	54,614

Key margins:
Gross margin			45.3%	30.5%	42.2%	32.1%
Operating profit margin			23.1%	7.4%	21.8%	10.4%
Net margin			16.4%	2.4%	15.2%	5.3%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended June 28, 2026 and June 29, 2025
(unaudited) (in thousands except percentages)

	Three Months Ended			Six Months Ended
	June 28, 2026	June 29, 2025	% Change	June 28, 2026	June 29, 2025	% Change
Net sales:
North America Confectionery	$2,173,570	$2,085,468	4.2%	$4,663,488	$4,385,608	6.3%
North America Salty Snacks	387,845	315,519	22.9%	737,915	593,317	24.4%
International	225,891	213,731	5.7%	490,070	441,212	11.1%
Total	$2,787,306	$2,614,718	6.6%	$5,891,473	$5,420,137	8.7%

Segment income (loss):
North America Confectionery	$705,785	$503,929	40.1%	$1,498,163	$1,200,303	24.8%
North America Salty Snacks	62,578	66,480	(5.9)%	96,880	108,333	(10.6)%
International	(5,145)	19,795	(126.0)%	10,114	48,521	(79.2)%
Total segment income	763,218	590,204	29.3%	1,605,157	1,357,157	18.3%
Unallocated corporate expense (1)	199,703	179,647	11.2%	355,148	338,487	4.9%
Unallocated mark-to-market (gains) losses on commodity derivatives (2)	(102,907)	200,727	(151.3)%	(72,723)	412,181	(117.6)%
Costs associated with business realignment initiatives	8,362	15,139	(44.8)%	21,718	40,992	(47.0)%
Acquisition and integration-related activities	15,419	1,880	NM	17,680	3,465	NM
Operating profit	642,641	192,811	233.3%	1,283,334	562,032	128.3%
Interest expense, net	49,963	46,035	8.5%	99,781	90,657	10.1%
Other (income) expense, net	4,398	(2,336)	NM	2,578	(1,391)	NM
Income before income taxes	$588,280	$149,112	294.5%	$1,180,975	$472,766	149.8%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Segment income as a percent of net sales:
North America Confectionery	32.5%	24.2%	32.1%	27.4%
North America Salty Snacks	16.1%	21.1%	13.1%	18.3%
International	(2.3)%	9.3%	2.1%	11.0%

The Hershey Company
Consolidated Balance Sheets
as of June 28, 2026 and December 31, 2025
(in thousands of dollars)

Assets	June 28, 2026	December 31, 2025
	(unaudited)
Cash and cash equivalents	$791,213	$925,859
Accounts receivable - trade, net	907,368	729,547
Inventories	1,743,318	1,429,254
Prepaid expenses and other	514,342	504,239

Total current assets	3,956,241	3,588,899

Property, plant and equipment, net	3,475,714	3,529,608
Goodwill	2,985,609	2,996,005
Other intangibles	2,425,103	2,475,698
Other non-current assets	1,102,688	1,123,285
Deferred income taxes	27,697	27,802

Total assets	$13,973,052	$13,741,297

Liabilities and Stockholders’ Equity

Accounts payable	$1,400,822	$1,255,701
Accrued liabilities	966,336	970,597
Accrued income taxes	59,601	63,725
Short-term debt	421,545	218,546
Current portion of long-term debt	504,167	503,327

Total current liabilities	3,352,471	3,011,896

Long-term debt	4,684,968	4,681,194
Other long-term liabilities	652,135	731,917
Deferred income taxes	720,788	679,540

Total liabilities	9,410,362	9,104,547

Total stockholders’ equity	4,562,690	4,636,750

Total liabilities and stockholders’ equity	$13,973,052	$13,741,297